SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                       Terra Nova Acquisition Corporation
                       ----------------------------------
                                (Name of Issuer)


                                  Common Stock
                                $0.0001 per share
                         ------------------------------
                         (Title of Class of Securities)


                                   88101E201
                                 --------------
                                 (CUSIP Number)


                                 April 22, 2005
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act.

CUSIP No.: 88101E201

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1.       Name of Reporting Persons / I.R.S. Identification No. of Above Persons:

         Roynat Merchant Capital Inc. / 31-1779173
--------------------------------------------------------------------------------
2.       Check the Appropriate Box if a Member of a Group
         (a)  [ ]
         (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization

         Delaware
--------------------------------------------------------------------------------
                                       5.       Sole Voting Power
                                                340,000
       Number of                    --------------------------------------------
         Shares                        6.       Shared Voting Power
      Beneficially                              - 0 -
        Owned by                    --------------------------------------------
     Each Reporting                    7.       Sole Dispositive Power
      Person With                               340,000
                                    --------------------------------------------
                                       8.       Shared Dispositive Power
                                                - 0 -
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         340,000
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares

         Not applicable
--------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)

         5.7%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         CO
--------------------------------------------------------------------------------

CUSIP No.: 88101E201

ITEM 1(a) Name of Issuer:

Terra Nova Acquisition Corporation
--------------------------------------------------------------------------------

ITEM 1(b) Address of Issuer's Principal Executive Offices:

2 Bloor Street, Suite 3400, Toronto, Ontario, Canada  M4W 3E2
--------------------------------------------------------------------------------

ITEM 2(a) Name of Person Filing:

Roynat Merchant Capital Inc.
--------------------------------------------------------------------------------

ITEM 2(b) Address of Principal Business Office or, if none, Residence:

40 King Street West, 26th Floor, Toronto, Ontario Canada  M5H 1H1
--------------------------------------------------------------------------------

ITEM 2(c) Citizenship:

  Delaware
--------------------------------------------------------------------------------

ITEM 2(d) Title of Class of Securities:

Common Stock
--------------------------------------------------------------------------------

ITEM 2(e) CUSIP Number:

88101E201
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

     (a)   [ ]     Broker or Dealer registered under Section 15 of the Exchange
                   Act;
     (b)   [ ]     Bank as defined in section 3(a)(6) of the Exchange Act;
     (c)   [ ]     Insurance Company as defined in section 3(a)(19) of the
                   Exchange Act;
     (d)   [ ]     Investment Company registered under Section 8 of the
                   Investment Company Act;
     (e)   [ ]     An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);
     (f)   [ ]     An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);
     (g)   [ ]     A parent holding company or control person in accordance with
                   Rule 13d-1(b)(ii)(G);
     (h)   [ ]     A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;
     (i)   [ ]     A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment
                   Company Act;
     (j)   [ ]     Group, in accordance with Rule 13d-1(b)(1)(ii)(5)

     Not applicable.

ITEM 4.  OWNERSHIP.

         (a) Amount beneficially owned:

             340,000
--------------------------------------------------------------------------------
         (b) Percent of Class:

             5.7%
--------------------------------------------------------------------------------
         (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote

                        340,000
                        --------------------------------------------------------

                  (ii)  Shared power to vote or to direct the vote

                        - 0 -
                        --------------------------------------------------------

                  (iii) Sole power to dispose or to direct the disposition of

                        340,000
                        --------------------------------------------------------

                  (iv)  shared power to dispose or to direct the disposition of

                        - 0 -
                        --------------------------------------------------------

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON THE PARENT HOLDING COMPANY OR CONTROL PERSON.

           Not Applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not Applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not Applicable.

ITEM 10.   CERTIFICATIONS.

           By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 2, 2005

                                              ROYNAT MERCHANT CAPITAL INC.

                                              By: /s/ Jim Webster
                                                  --------------------------
                                                  Jim Webster
                                                  Vice President, Equity